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                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Moldflow International Pty. Ltd. (Australia)
Moldflow Pty. Ltd. (Australia)
Moldflow Scandinavia AB (Sweden)
Moldflow Italia s.r.l. (Italy)
Moldflow Korea Limited (Korea)
Moldflow (Europe) Ltd. (United Kingdom)
Moldflow Vertriebs GmbH (Germany)
Moldflow Inc. (Connecticut)
Molflow Guangzhou Ltd. (China)
Moldflow Mauritius Ltd. (Mauritius)
Moldflow Investments Pty. Ltd. (Australia)
Moldflow Japan KK (Japan)
Moldflow Singapore Pte. Ltd. (Singapore)
Moldflow France (France)
Radflow Pty. Ltd. (Australia)
Moldflow Merger Corp. (Delaware)
Moldflow BV (Netherlands)
Advanced CAE Technology, Inc. (New York)
Advanced CAE Technology Pacific, Inc. (Taiwan)
C-Mold  Singapore Pte. Ltd.  (Singapore)
AC Technology Europe BV (Netherlands)
C-Mold Scandinavia AB (Sweden)
Plastics Moulding Consultants Ltd. (United Kingdom)
Moldflow Ireland Ltd. (Ireland)
Moldflow Iberia s.r.l. (Spain)